CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Registration Statement on Form F-I of our reports dated November 28, 2003 and March 22, 2004 relating to the predecessor combined carve-out financial statements of Ship Finance International Limited and our report dated February 6, 2004 relating to the Ship Finance International Limited stand alone financial statements which appear in such registration statement. We also consent to the references to us under the heading "Experts" in such Registration Statement.


PricewaterhouseCoopers
AS Oslo, Norway
September 27, 2004










23153.0001 #514189